SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   April 24, 2019

Northwest Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Maryland	1-34582	27-0950358
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

100 Liberty Street Warren, Pennsylvania	16365
(Address of principal executive office)	(Zip code)

Registrant’s telephone number, including area code:        (814) 726-2140

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Indicate by a check mark whether the registrant is an emerging growth company as defined in rule 405 of the Securities Act of 1933 ( § 230.405 of this chapter) or rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange act. ☐

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 24, 2019, Northwest Bancshares, Inc., a Maryland corporation (the Company) and Northwest Bank (the Bank), a wholly-owned subsidiary of the Company (collectively, the Employer), entered into a new employment agreement (the Agreement) with Steven G. Fisher, Senior Executive Vice President, Chief Revenue Officer. Commencing June 30, 2019, Mr. Fisher’s new title will be Senior Executive Vice President, Chief Digital and Innovation Officer. The new Agreement replaces Mr. Fisher’s existing employment agreement. The Agreement provides for a term that commences on May 1, 2019 and expires on January 12, 2022 (unless terminated earlier by either party).
     Under the Agreement, Mr. Fisher is entitled to a base salary of $433,300. The Agreement provides for participation in employee benefit plans and in executive incentive and benefit plans made available to senior executives and key management employees. Mr. Fisher may terminate his employment for good reason, which includes (i) a reduction in base salary or benefits (other than a reduction in benefits and perquisites that is broad based and affects substantially all executives); (ii) relocation of his principal place of employment by more than 30 miles from its location on the effective date of the Agreement; (iii) liquidation or dissolution of the Bank or Company; or (iv) a material breach of the Agreement by the Company or the Bank.
In the event the Agreement is terminated for good reason or in the event the Employer terminates Mr. Fisher’s employment for any reason other than cause (as defined in the Agreement), Mr. Fisher will be entitled to receive a cash lump sum equal to his highest rate of base salary, plus any remaining bonus(es) that he would have been eligible to receive through the end of the Agreement (with a minimum of one year’s base salary plus bonus). In the event of Mr. Fisher’s involuntary termination without cause or voluntary resignation for good reason within 24 months following a change in control (as defined in the Agreement), Mr. Fisher will be entitled to receive a cash lump sum equal to three times his highest rate of base salary plus three times his highest bonus during the prior three years. Each payment shall be paid within 30 days after his termination of employment, unless a six month delay in the payments is required to comply with Section 409A of the Internal Revenue Code. In addition, in the event of Mr. Fisher’s termination without cause or for good reason (whether or not in connection with a change in control), the Employer will continue to provide nontaxable medical and dental benefits for Mr. Fisher and his eligible dependents for a period of three years following such termination (or the cash value if such benefits cannot be provided). All severance payments are contingent upon Mr. Fisher signing, and not revoking a release of all claims against the Company and the Bank. In the event of termination due to disability, the Employer will pay Mr. Fisher an amount equal to the difference between benefits provided under the Employer’s disability plan and the amount of Mr. Fisher’s base salary for the longer of the remaining term of the Agreement, or one year following the termination of his employment due to disability. In the event of death during the term of the Agreement, the Employer will pay Mr. Fisher’s estate his base salary for a period of one year and will continue to provide nontaxable medical and dental benefits for his eligible dependents for three years. In the event of termination of Mr. Fisher’s employment (other than due to a change in control), Mr. Fisher is prohibited from competing with the Company or the Bank within 50 miles of his principal place of employment for one year following termination of employment.
The foregoing description of the Agreement does not purport to be complete and it is qualified in its entirety by reference to the Agreement attached hereto as Exhibits 10.1 of this Current Report on Form 8-K, and is incorporated by reference into this Item 5.02.

Item 9.01    Financial Statements and Exhibits
(a)    Not Applicable
(b)    Not Applicable
(c)    Not Applicable
(d)    Exhibits

Exhibit No.	Description
10.1	Employment Agreement by and between Northwest Bank, Northwest Bancshares, Inc. and Steven G. Fisher, Dated May 1, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NORTHWEST BANCSHARES, INC.

DATE:	April 24, 2019	By:	/s/ William W. Harvey, Jr.
William W. Harvey, Jr.
Chief Financial Officer